Exhibit 3.1

CASCADE CORPORATION

Amendment to Bylaws
(Approved October 21, 2012)

Amendment to Bylaws

RESOLVED: That Cascade's bylaws are hereby amended by adding a new ARTICLE XIX as follows:

"ARTICLE XIX

Oregon Control Share Act Opt-Out

"Pursuant to Section 60.804(1) of the Oregon Business Corporation Act, Sections 60.801 to 60.816 of the Act, do not apply to the acquisition of shares of the capital stock of the Company."